Exhibit 4.3

ADDENDUM TO CONVERTIBLE DEBENTURE

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock (“Addendum”) is entered into as of the 7th day of March 2006 by and between Human BioSystems, Inc., a California corporation (“Human”), and La Jolla Cove Investors, Inc., a California corporation (“LJCI”).

WHEREAS, Human and LJCI are parties to that certain 6 ¾ % Convertible Debenture dated as of March 7, 2006 (“Debenture”); and

WHEREAS, the parties desire to amend the Debenture  in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Human and LJCI agree as follows:

1.

All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2.

On any Trading Day that the Common Stock trades at a price of $0.50 or below, LJCI shall sell an amount of Common Stock equal to less than 15% of the daily volume, which may be cumulated. On any Trading Day that the Common Stock trades at a price above $0.50 but below $0.75, LJCI shall sell an amount of Common Stock equal to less than 20% of the daily volume, which may be cumulated. On any Trading Day that the Common Stock trades at a price above $0.75, there shall be no volume limitations on the amount of Common Stock that LJCI may sell.

3.

“Deadline” means the date that is the 90th day from the Closing Date, provided, however, the Deadline shall be extended by such time as is necessary for the Company to respond to comments by the SEC, so long as the Company files the appropriate registration statement within 30 days of the Closing Date and thereafter responds to all SEC comments within 10 business days of receipt thereof. In addition, if the delay in filing the appropriate registration statement or responding to SEC comments is caused by LJCI or the attorneys handling the registration statement on behalf of Human, the Deadline shall be extended by a corresponding amount of time.

4.

Except as specifically amended herein, all other terms and conditions of the Debenture shall remain in full force and effect.

IN WITNESS WHEREOF, Human and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Human BioSystems, Inc.

La Jolla Cove Investors, Inc.

By: /s/ Harry Masuda

By: /s/ Travis Huff

Name:Harry Masuda

Name:Travis Huff

Title: CEO

Title:Portfolio Manager